Exhibit 99.1

NEWS RELEASE
1625 Broadway, Suite 250
Denver, Colorado 80202
Telephone: 303-592-8075
Fax: 303-592-8071
Contact: Lynn Peterson, CEO

FOR RELEASE AT 6:00 AM EDT ON TUESDAY, OCTOBER 27, 2009

Kodiak Oil & Gas Corp. Announces

Pricing of Underwritten Public Offering of Common Stock

DENVER, October 27, 2009 — /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE Amex: KOG) today announced the pricing of an underwritten public offering of 12,000,000 shares of its common stock at a price of $2.20 per share.  The offering is being made pursuant to an effective shelf registration statement that Kodiak filed with the Securities and Exchange Commission on July 14, 2008.  The net proceeds of the offering, after deducting underwriting discounts and commissions and Kodiak’s estimated offering expenses, are expected to be approximately $24.9 million.  The offering is expected to close on October 30, 2009 and is subject to customary closing conditions.  In connection with the offering, Kodiak has granted the underwriters a 30-day option to purchase a maximum of 1,800,000 additional common shares to cover over-allotments, if any.

KeyBanc Capital Markets Inc. is acting as the sole book runner for the offering and Thomas Weisel Partners LLC is acting as the co-manager.

Kodiak intends to use the net proceeds of the offering for its working capital needs, to fund capital expenditures for drilling and development, principally in the Bakken play located on the Fort Berthold Indian Reservation in North Dakota, and to finance the potential acquisition of oil and natural gas properties.

This offering of common stock will be made only by means of a prospectus, copies of which may be obtained from KeyBanc Capital Markets, Attn: Prospectus Delivery Department, 800 Superior Avenue, 17th Floor, Cleveland, Ohio 44114, phone: 216.563.2018.

This press release does not constitute an offer to sell or the solicitation of an offer to buy common stock of Kodiak Oil & Gas Corp., nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit

www.kodiakog.com.  The Company’s common shares are listed for trading on the NYSE Amex exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein may constitute forward-looking statements. Although Kodiak believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in Kodiak’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Reports on Form 10-Q.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11